                                                                  EXHIBIT 23.2


            CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the registration statements of F.N.B. Corporation on Forms S-3 (Registration Nos. 333- 31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-03489,
333-03493, 333-03495, 333-03503, 333-01997, 333-22909 and 333- 42333) and to the
use in this Annual Report of F.N.B. Corporation on Form 10-K of our report dated January 22, 1997 relating to the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the Audited Consolidated Financial Statements for the year ended December 31, 1996, which is included as an exhibit in F.N.B. Corporation's Annual Report on Form 10-K.




                                             /s/ Hill, Barth & King, Inc.
                                             Certified Public Accountants


Naples, Florida
March 16, 1999